EXHIBIT 10.1

AMENDMENT NO. 17 TO FINANCING AGREEMENTS

October 24, 2003

One Price Clothing Stores, Inc.

1875 East Main Street

Duncan, South Carolina 29334

One Price Clothing of Puerto Rico, Inc.

1875 East Main Street

Duncan, South Carolina 29334

Gentlemen:

Congress Financial Corporation (Southern) (“Lender”), One Price Clothing Stores, Inc. (“One Price”) and One Price Clothing of Puerto Rico, Inc. (“One Price PR”; and together with One Price, individually referred to as a “Borrower” and collectively as the “Borrowers”) have entered into certain financing arrangements pursuant to the Loan and Security Agreement, dated March 25, 1996, between the Lender and Borrowers (the “Loan Agreement”), as amended by Amendment No. 1 to Financing Agreements, dated May 16, 1997, Amendment No. 2 to Financing Agreements, dated June 17, 1997, Amendment No. 3 to Financing Agreements, dated February 19, 1998, Amendment No. 4 to Financing Agreements, dated January 31, 1999, Amendment No. 5 to Financing Agreements, dated February 23, 2000, Amendment No. 6 to Financing Agreements, dated June 30, 2000, Amendment No. 7 to Financing Agreements, dated February 9, 2001, Amendment No. 8 to Financing Agreements, dated September 13, 2001, Amendment No. 9 to Financing Agreements, dated November 12, 2001, Amendment No. 10 to Financing Agreements, dated December 12, 2001, Amendment No. 11 to Financing Agreements, dated January 31, 2002, Amendment No. 12 to Financing Agreements, dated September 25, 2002, Amendment No. 13 to Financing Agreements, dated April 2, 2003, Amendment No. 14 to Financing Agreements, dated May 16, 2003, Amendment No. 15 to Financing Agreements, dated as of May 30, 2003 and Amendment No. 16 to Financing Agreements, dated as of June 27, 2003, together with various other agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, collectively, the “Financing Agreements”). All capitalized terms used herein and not herein defined shall have the meanings given to them in the Financing Agreements.

Borrowers have requested that Lender make certain additional supplemental loans and agree to amend certain provisions of the Loan Agreement. Lender is willing to do so on the terms and conditions and to the extent set forth herein.

In consideration of the foregoing, the mutual agreements and covenants contained herein and other good and valuable consideration, the parties hereto agree as follows:

1. Definitions.

(a) Additional Definitions. As used herein, the following terms shall have the respective meanings given to them below and the Loan Agreement shall be deemed and is hereby amended to include, in addition and not in limitation of, each of the following definitions:

(i) “Amendment No. 17” shall mean this Amendment No. 17 to Financing Agreements by and among Borrowers and Lender, as it now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(ii) “Borrowing Base Default” shall mean any Event of Default arising under the Loan Agreement as a result of Borrowers failure to pay any amounts due to Lender if the aggregate amount of the Revolving Loans plus the Second Supplemental Loan plus the Letter of Credit Accommodations outstanding at any time exceeds the amounts available to Borrowers under the lending formulas (after giving effect to any reserves).

(iii) “Early Termination Fee” shall mean the fee earned by Lender pursuant to Section 12.1(c) of the Loan Agreement.

(iv) “Enforcement Action” shall mean the exercise by Lender in good faith any of its material enforcement rights and remedies as a secured creditor hereunder or under the other Financing Agreements, applicable law or otherwise at any time on and after an Event of Default (including, without limitation, the demand for the immediate payment of all of the Obligations, the solicitation of bids from third parties to conduct the liquidation of the Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers or other third parties for the purposes of valuing, marketing, promoting and selling the Collateral, the commencement of any action to foreclose on the security interests or liens of Lender in all or any material portion of the Collateral, notification of account debtors to make payments to Lender, any action to take possession of all or any material portion of the Collateral or commencement of any legal proceedings or actions against or with respect to all or any portion of the Collateral).

(v) “Enforcement Expenses” shall mean reasonable expenses and costs incurred by Lender or Participant in connection with any Enforcement Action or, the collection of any of the

Obligations, or the protection of, or realization upon, any Collateral after the occurrence and during the continuance of an Event of Default.

(vi) “General Default” shall mean the occurrence of any Event of Default other than any Event of Default which also constitutes a Borrowing Base Default or Second Supplemental Loan Payment Default.

(vii) “Insolvency Proceeding” shall mean, as to any Person, any of the following: (a) any case or proceeding with respect to such Person under the U.S. Bankruptcy Code or any other Federal or State bankruptcy, insolvency, reorganization or other law affecting creditors’ rights or any other or similar proceedings seeking any stay, reorganization, arrangement, composition or readjustment of the obligations and indebtedness of such Person or (b) any proceeding seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with similar powers with respect to such Person or a material portion of its assets or (c) any proceedings for liquidation, dissolution or other winding up of the business of such Person or (d) any assignment for the benefit of creditors or any marshaling of assets of such Person.

(viii) “Liquidation” shall mean any of the following: (A) the exercise by the Lender (either through an agent or by Borrowers at the direction of the Lender) of any rights upon default as a secured creditor under the Loan Agreement or under the other Financing Agreements, applicable law or otherwise at any time on and after an Event of Default (including without limitation, the demand for the immediate payment of all of the Obligations), the solicitation of bids from third parties to conduct the liquidation of the Collateral, the engagement or retention of sales brokers, marketing, agents, investment bankers, accountants, appraisers, auctioneers or other third parties for the purposes of valuing, marketing, promoting and selling the Collateral, the commencement of any action to foreclose on the security interests of Lender in all or any portion of the Collateral, notification of account debtors to make payments to Lender, any action to take possession of all or any portion of the Collateral or commencement of any legal proceedings or actions against or with respect to all or any portion of the Collateral or (B) any sale, assignment, transfer or disposal of any assets of the Obligors outside the ordinary course of business of the Obligors, including without limitation, the conduct of any “going out of business” sale by any Borrower and (C) any sale or disposition of assets of any of the Obligors in connection with any store closing.

(ix) “New Warrant” shall mean the warrant to purchase shares of Common Stock of One Price in the amounts set forth therein, issued by One Price to Third Supplemental Loan Junior Participant as consideration for the transaction contemplated by the Sun Capital Junior Participation Agreement.

(x) “OverLoans” shall mean Revolving Loans, together with the Second Supplemental Loan, which are in excess of the formula advance limits (inclusive of Availability Reserves) set forth in Section 2.1(a) of the Loan Agreement. For the purposes of determining Revolving Loan Senior Debt in respect of the application of payments pursuant to Section 6.4(b) hereof, the amount of any OverLoan shall be determined on the date of any such payment immediately prior to such payment. For the purposes of determining Revolving Loan Senior Debt in respect of the application of payments pursuant to Section 6.4(c) and 6.4(d) below, the amount of any OverLoan shall be determined on the date of the occurrence of a Priority Event, provided, that, after the occurrence and during the continuance of a Priority Event, any additional advances or other financial accommodations made by Lender without Participant’s prior written consent shall be determined on the date of such advance or other financial accommodation.

(xi) “Permitted OverLoans” shall mean OverLoans up to an amount of $300,000, which may only be used to fund advances considered reasonably necessary by Lender for the preservation, protection, or Liquidation of any of the Collateral and are not extant for more than ten (10) consecutive days absent the consent of Participant. For the purposes of determining whether a Permitted OverLoan is outstanding for more than ten (10) consecutive days, any reduction of Revolving Loans so that no Permitted OverLoan is outstanding must be in effect for not less than ten (10) consecutive days in order for such reduction to terminate the running of such ten (10) consecutive day period.

(xii) “Priority Event” shall mean (A) the occurrence of any Liquidation or (B) the occurrence of any Borrowing Base Default, Second Supplemental Loan Payment Default or General Default and the acceleration by the Lender of all the Obligations as a result of any such defaults by demanding payment therefor and taking any Enforcement Action.

(xiii) “Proceeds” shall mean all proceeds as defined in the Uniform Commercial Code of Georgia or other applicable law, and all other profits, rentals, or receipts, in whatever form, arising from the collection, sale, lease, or other disposition of, or realization upon, the Collateral, or a specified portion thereof, including, without limitation, any insurance proceeds with respect thereto.

(xiv) “Revolving Loan Priority Collateral” shall mean all Collateral other than Second Supplemental Loan Priority Collateral.

(xv) “Revolving Loan Senior Debt” mean the aggregate of the following, whether now or hereafter existing and however and whenever made or incurred, and whether direct or indirect, absolute or contingent, due or to become due, or secured or unsecured, which arise solely and directly under the Financing Agreements: (A) the principal amount of Revolving Loans up to the Revolving Loan Limit (net of the stated amount of letters of credit, acceptances, and other financial accommodations described in (D) of this definition), plus (B) any and all Revolving Loans made or other credit extended by Lender to any Borrower during the pendency of any Insolvency Proceeding of Borrowers, (C) all accrued and unpaid interest, expenses, fees (other than the Early Termination Fee), indemnity amounts, reimbursement obligations, and other amounts owed by Borrowers to Lender, including without limitation (1) all interest that would accrue and become due but for the commencement of such Insolvency Proceeding whether or not Lender is allowed to collect such interest from any Borrower, (2) all Enforcement Expenses incurred by Lender, whether or not Lender is authorized to collect such Enforcement Expenses under the U.S. Bankruptcy Code, plus (D) Permitted OverLoans, plus (E) One Hundred and Five Percent (105%) of the undrawn amount of all outstanding Letter of Credit Accommodations; provided, that, the term “Revolving Loan Senior Debt” shall not include any Obligations arising from the Second Supplemental Loans, Third Supplemental Loan, Early Termination Fee or OverLoans which are not Permitted OverLoans, it being understood that, a declination in the value of Inventory which had been attributed to such Inventory by Lender for the purposes of making Revolving Loans (as reflected in a then current appraisal of Borrowers’ Inventory or the most recent report with respect to Inventory delivered by Borrowers to Lender) such that, based on the value reflected on such appraisal or report, the Lender has provided Revolving Loans “over” Permitted OverLoans shall not affect the status of those Revolving Loans which were made prior to the delivery of such appraisal or such Inventory report as “Revolving Loan Senior Debt”.

(xvi) “Sun Capital Junior Participation Agreement” shall mean the Junior Participation Agreement, dated as of even date herewith, by and between Lender and Third Supplemental Loan Junior Participant, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(xvii) “Second Supplemental Loan Debt” shall mean the aggregate of the following, whether now or hereafter existing and however and whenever made or incurred, and whether direct or indirect, absolute or contingent, due or to become due, or secured or unsecured, which arise solely and directly under the Financing Agreements: (A) the principal amount of Second Supplement Loans, and (B) all accrued and unpaid interest, expenses, fees, indemnity amounts, reimbursement obligations, and other amounts owed by Borrowers to Lender in respect of the Second Supplemental Loans, including without limitation (1) all interest thereon that would accrue and become due but for the commencement of such Insolvency Proceeding whether or not Lender is allowed to collect such interest from any Borrower, (2) all Enforcement Expenses incurred solely for the protection or realization with respect to the Liquidation of the Second Supplemental Loan Priority Collateral, whether or not Lender is authorized to collect such Enforcement Expenses under the U.S. Bankruptcy Code.

(xviii) “Second Supplemental Loan Payment Default” shall mean the failure of Borrower to pay any Second Supplemental Loan Debt in accordance with the terms of the Loan Agreement.

(xix) “Second Supplemental Loan Priority Collateral” shall mean the following: (A) all assets of One Price VI, wherever located, in which the Lender has a lien pursuant to the terms of the One Price VI Security Agreements, (B) all of the Borrowers’ Equipment, fixtures, and products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any and all of the foregoing categories of Collateral, and (C) all of the stock of One Price Realty, Inc.

(xx) “Third Supplemental Loan” shall mean the loan by Lender to or for the benefit of Borrowers pursuant to Section 2.1.3 of the Loan Agreement.

(xxi) “Third Supplemental Loan Limit” shall mean $5,000,000 (as increased by any capitalized interest).

(xxii) “Third Supplemental Loan Junior Participant” shall mean Sun One Price, LLC, in its capacity as junior participant pursuant to the terms of the Sun Capital Junior Participation Agreement.

(xxiii) “Third Supplemental Loan Termination Date” shall mean May 20, 2004.

(b) Amendments to Definitions.

(i) The definition of “Availability Reserves” in the Loan Agreement and in any of the other Financing Agreements is hereby amended to add the following sentence on to the end of the first full paragraph of such definition as follows:

“In addition, the Designated Availability Reserve shall also be increased by the amount applied to reduce the Revolving Loans on the Third Supplemental Loan Termination Date pursuant to Section 2.1.3(g)(iv) of Loan Agreement and in the event that, after giving effect to the terms of Section 2.1.3(g)(iv) of the Loan Agreement, the Designated Availability Reserve shall be less than $1,876,000, the Designated Availability Reserve shall continue to be re-imposed pursuant to the above schedule until the Designated Availability Reserve equals $1,876,000.”

(ii) All references to the term “Collateral” in the Loan Agreement or in any of the other Financing Agreements shall include, in addition and without limitation, any property or interests in property in which Borrowers or One Price VI has granted to Lender a security in interest in, or lien upon, to secure any of the Obligations including the Second Supplemental Loan Priority Collateral.

(iii) All references to the term “Financing Agreements” in the Loan Agreement and in any of the other Financing Agreements shall be deemed to include, in addition and not in limitation, this Amendment No. 17 and the Sun Capital Junior Participation Agreement.

(iv) All references to the term “Loans” herein, in the Loan Agreement and in any of the other Financing Agreements shall be deemed and each such reference is hereby amended to include, in addition and not in limitation, the Second Supplemental Loans and the Third Supplemental Loan.

(v) The definition of “Maximum Credit” in the Loan Agreement and in any of the other Financing Agreements is hereby deleted and replaced with the following:

“Maximum Credit” shall mean $60,000,000; provided, that, the Maximum Credit shall permanently reduce (a) each time Borrowers make a principal payment in respect of the Second Supplemental Loan, by an amount equal to the amount of such principal payment(s) and (b) by the amount of any cash payment made in respect of the principal amount of the Third Supplemental Loan (including capitalized interest) in accordance with the terms hereof.”

amended to delete the reference to “$54,650,000” therein and to substitute therefor “$60,000,000”.

(vi) All references to the term “Obligations” herein, in the Loan Agreement and in any of the other Financing Agreements shall be deemed and each such reference is hereby amended to include, in addition and not in limitation, the obligations of Borrower to Lender arising pursuant to or in connection with the Third Supplemental Loan, including principal, interest, fees, costs expenses and other charges in respect thereof.

(vii) All references to the term “Revolving Loans” herein, in the Loan Agreement and in any of the other Financing Agreements shall be deemed and each such reference is hereby amended to include Loans made on a revolving basis other than any Second Supplemental Loans or the Third Supplemental Loan.

(c) Interpretation. For purposes of this Amendment, unless otherwise defined herein, all terms used herein, including, but not limited to, those terms used and/or defined in the recitals above, shall have the respective meanings assigned to such terms in the Loan Agreement.

2. Amendments to Loan Agreement.

(a) Revolving Loans.

(i) Section 2.1(a) of the Loan Agreement is hereby amended in its entirety to read as follows:

“(a) Subject to, and upon the terms and conditions contained herein, Lender agrees to make Revolving Loans to each Borrower from time to time in amounts requested by such Borrower (or by One Price on behalf of One Price PR),

(i) the sum of:

(A) the amount equal to eighty-five (85%) percent of the Net Amount of Eligible Credit Card Receivables of Borrowers,

plus,

(B) up to an amount equal to the lesser of: (1) the lesser of: (aa) eighty (80%) percent of the Value of the Eligible Inventory of such Borrower, or (bb) eighty-five (85%) percent of the Net Recovery Cost Percentage multiplied by the Cost of the Eligible Inventory of such Borrower, or (2) ninety-two (92%) percent of the Net Recovery Cost Percentage multiplied by the Cost of the Eligible Inventory of such Borrower, minus the amount of outstanding Obligations in respect of the Second Supplemental Loan; provided, however, that upon Lender’s determination that all of the Obligations arising in respect of the Second Supplemental Loan have been paid in full, Section 2.1(a)(i)(B)(2) hereof and the words “the lesser of “ in the lead-in of this clause (B) shall be deemed deleted.

minus

(ii) Availability Reserves.

For purposes only of applying the Inventory Loan Limit, Lender may treat the then undrawn amounts of outstanding Letter of Credit Accommodations for the purpose of purchasing Eligible Inventory as Revolving Loans to the extent Lender is in effect basing the issuance of the Letter of Credit Accommodations on the Value of the Eligible Inventory being purchased with such Letter of Credit Accommodations. In determining the actual amounts of such Letter of Credit Accommodations to be so treated for purposes of the sublimit, the outstanding Revolving Loans and Reserves shall be attributed first to any components of the lending formulas set forth above that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit. The amounts of Eligible Inventory of any Borrower shall, at Lender’s option, be determined based on the lesser of the amount of Inventory set forth in the general ledger of such Borrower or the perpetual inventory record maintained by such Borrower.”

(ii) Section 2.1(d) of the Loan Agreement is hereby deleted in its entirety and such section is replaced as follows:

“(d) Except in Lender’s discretion, (i) the aggregate amount of the Revolving Loans plus the Second Supplemental Loan plus the Third Supplemental Loan plus the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit, (ii) the aggregate amount of Revolving Loans plus Letter of Credit Accommodations shall not exceed the Revolving Loan Limit, (iii) the principal amount of Revolving Loans outstanding at anytime based on Eligible Inventory shall not exceed the Inventory Loan Limit, and (iv) the principal amount of Revolving Loans outstanding at anytime based on Eligible Credit Card Receivables shall not exceed $3,000,000. In the event that the outstanding amount of the Loans exceed the Maximum Credit, or the aggregate amount of the outstanding Revolving Loans, Second Supplemental Loans and Letter of Credit Accommodations exceed the amounts available under the lending formulas, or the Revolving Loans plus the Letter of Credit Accommodations exceed Revolving Loan Limit, or the principal amount of Revolving Loans outstanding at anytime based on Eligible Inventory exceed the Inventory Loan Limit, or the principal amount of Revolving Loans outstanding at anytime based on Eligible Credit Card Receivables exceeds $3,000,000, or the aggregate amount of the Letter of Credit Accommodations exceed the sublimit for Letter of Credit Accommodations set forth in Section 2.2(d), or any other Obligations exceed any other sublimits provided for herein, as applicable, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions and Borrowers shall, upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender the entire amount of any such excess(es) for which payment is demanded.”

(b) Interest of the Second Supplemental Loan. The Second Supplemental Loan shall bear interest, until repaid, fixed at fifteen (15%) percent per annum (determined based upon a 360 day year and actual days elapsed), and shall be payable by Borrowers to Lender monthly in arrears not later than the first day of each calendar month. Following the occurrence and during the continuance of any Event of Default (and whether or not Lender exercises its rights and remedies with respect thereto), the Second Supplemental Loan shall bear interest, at the rate of eighteen (18%) percent per annum, and such interest shall be payable on demand. Lender is authorized to charge interest due pursuant to this Section as a Revolving Loan without further notice to or request by Borrowers.

(c) Third Supplemental Loan. Section 2.1 of the Loan Agreement is hereby amended to add a new Section 2.1.3 thereto as follows:

“2.1.3 Third Supplemental Loan.

(a) In addition to the Revolving Loans and the Second Supplemental Loans which may be made by Lender to Borrowers pursuant to Section 2.1 of the Loan Agreement, on the date hereof, subject to and upon the terms and conditions contained herein and in the Loan Agreement and the other Financing Agreements, Lender agrees to make the Third Supplemental Loan to Borrowers, in an amount equal to the amount of the Third Supplemental Loan Limit.

(b) Lender shall not make any Third Supplemental Loan to Borrowers in excess of the Third Supplemental Loan Limit or at any time on or after the Third Supplemental Loan Termination Date.

(c) All of the proceeds of the Third Supplemental Loan shall be applied to reduce the outstanding principal balance of the Revolving Loans.

(d) Interest on the outstanding principal amount of the Third Supplemental Loan shall accrue at the rate of interest payable in respect of the Second Supplemental Loan. All interest accruing on the Third Supplemental Loan shall be due on the Third Supplemental Loan Termination Date and may be paid on such date so long as the conditions to payment of the Third Supplemental Loan as set forth in Section 2.1.3(g) hereof have been satisfied as determined by Lender. Any accrued interest shall be capitalized on to the principal amount of the Third Supplemental Loan at the end of each month until the Third Supplemental Loan is repaid in full.

(e) On the Third Supplemental Loan Termination Date, a facility fee, an amount equal to $150,000, shall be due to Lender (for the account of Third Supplemental Loan Junior Participant) and such facility fee may be paid on such date so long as the conditions to payment of the Third Supplemental Loan as set forth in Section 2.1.3(g) hereof have been satisfied as determined by Lender.

(f) No cash payment shall be made in respect of, or applied to, the principal amount of, or any interest which accrues or is capitalized with respect to, or any fees related to, the Third Supplemental Loan prior to the Third Supplemental Loan Termination Date (subject to Section 2.1.3(g) hereof) whether identified as payments of the Obligations arising from the Third Supplemental Loan or otherwise.

(g) Notwithstanding anything to the contrary contained herein or in the other Financing Agreements, unless sooner demanded by Lender in accordance with the terms of this Agreement or the other Financing Agreements, on the Third Supplemental Loan Termination Date, Borrowers shall make one payment of all of the Obligations arising from the Third Supplemental Loans or one partial payment in respect of such Obligations, provided, that, each of the following conditions is satisfied as determined by Lender for any such payment or partial payment:

(i) as of the date of such payment or partial payment and after giving effect thereto, (A) the Excess Availability of Borrowers shall be not less than $5,000,000, and (B) for the twenty (20) consecutive days immediately prior to any such payment, the average Excess Availability of Borrowers shall not have been less than $5,000,000; provided, that, for purposes of this Section 2.1.3(g)(i), the Excess Availability of Borrowers shall be calculated in accordance with Section 1.26 of the Loan Agreement and then reduced by an amount equal to the aggregate amount of trade payables and rent payments which are more than 30 days past due, if any, as of the Third Supplemental Loan Termination Date,

(ii) as of the date of such payment or partial payment and after giving effect thereto, no Event of Default under Sections 10.1(a)(i), 10.1(a)(ii)(as a result of Borrowers failure to comply with Sections 7.1 and 9.6 of the Loan Agreement), 10.1(d), 10.1(f), 10.1(g), 10.1(h), 10.1(k), 10.1(l) (as a result of an act, condition or event which Lender receives notice of after the date of Amendment No. 17) of the Loan Agreement or Section 2(h) of Amendment No.

17, or act, condition or event which with notice or passage of time or both would constitute an Event of Default under such sections shall exist or have occurred, and

(iii) if as of the date of any such payment or partial payment the Designated Availability Reserve is less than $1,876,000, any amounts payable in respect of the Obligations arising from the Third Supplemental Loan hereunder shall be applied equally to (A) such Obligations (first, to the fee payable in Section 2.1.3(e) hereof, second, to accrued interest in respect of the Third Supplemental Loan and third, to the principal amount of the Third Supplemental Loan) and (B) to the outstanding amount of the Revolving Loans to permit a corresponding increase to, or the reimposition of, the Designated Availability Reserve in an amount up to the difference between (1) $1,876,000 and (2) the amount of the Designated Availability Reserve on the Third Supplemental Loan Termination Date until the Designated Availability Reserve equals $1,876,000 and thereafter, any remaining amounts payable under this Section 2.1.3(g)(iii)(B) shall then be applied to the Obligations referred to in Section 2.1.3(g)(iii)(A) hereof.

(h) Notwithstanding anything to the contrary contained herein or in the other Financing Agreements, unless sooner demanded by Lender in accordance with the terms of this Agreement or the other Financing Agreements, each Borrower further agrees that all outstanding and unpaid Obligations arising pursuant to the Third Supplemental Loan (including without limitation, principal, interest and fees in respect thereof payable by Borrowers to Lender) shall automatically, without notice or demand, be absolutely and unconditionally due and payable on the Third Supplemental Loan Termination Date regardless of whether Borrowers are permitted to make payments in respect to such Obligations in accordance with Section 2.1.3(g) hereof.

(i) Each Borrower acknowledges and agrees that, in the event that after the payment of any of the Obligations arising pursuant to the Third Supplemental Loan, Lender determines that any of the conditions for such payment set forth in Section 2.1.3(g) above were not satisfied, such Obligations arising pursuant to the Third Supplemental Loan shall be reinstated and continue as if any such payment had not been received; provided, that, such reinstatement may only occur if Lender determined that such conditions to payment were not satisfied within [ten (10)] Business Days after the date of any such payment.

(j) The Third Supplemental Loan shall be secured by all of the Collateral.”

(d) Payments.

(i) Section 6.4 shall be amended such that the first two sentences of such section shall be deemed to be subsection (a) of such Section.

(ii) The third sentence of Section 6.4 shall be deleted and replaced with the following:

“(b) So long as no Priority Event shall exist or have occurred and be continuing, payments received by Lender, including but not limited to the proceeds of any Loans or Proceeds of Collateral shall be applied in the following order:

(i) first, to the payment in full of all costs, expenses, fees (other than any fees which Lender is required to pay to Participant or Third Supplemental Loan Junior Participant) and other charges of Lender payable by Borrowers under the Financing Agreements and all indemnities payable by Borrowers under the Financing Agreements then due to Lender;

(ii) second, to the payment in full of all costs, expenses, fees and other charges payable by Borrowers to Lender for the account of Participant under the Financing Agreements then due to Lender;

(iii) third, to the payment in full of all interest due in respect of the Revolving Loans and the Second Supplemental Loans;

(iv) fourth, to the payment in full of the principal amount of the Second Supplemental Loans then due; provided, that, if the conditions to the payment of such Obligations set forth in Section 2.1.2 hereof are not satisfied as determined by Lender then such Obligations shall be treated as Obligations payable in accordance with Section 6.4(b)(vii) hereof;

(v) fifth, to the payment of the Third Supplemental Loan due on the Third Supplemental Loan Termination Date to the

extent legally permissible and the Revolving Loans to the extent set forth in Section 2.1.3(g)(iii); provided, that, in each case, if the conditions to the payment of such Obligations set forth in Section 2.1.3(g) hereof are not satisfied as determined by Lender then such Obligations shall be treated as Obligations payable in accordance with Section 6.4(b)(viii) hereof;

(vi) sixth, to the payment in full of the principal amount of the Revolving Loans and any other Obligations owing to Lender (other than the Obligations arising from the Second Supplemental Loans and the Third Supplemental Loan);

(vii) seventh, to the payment in full of the principal amount of the Second Supplemental Loans then due if such amounts were not permitted to be paid pursuant to Section 6.4(b)(iv) hereof; and

(viii) eighth, to the payment of the Third Supplemental Loan due on the Third Supplemental Loan Termination Date to the extent legally permissible and the Revolving Loans to the extent set forth in Section 2.1.3(g)(iii), equally, if such amounts were not permitted to be paid pursuant to Section 6.4(b)(v) hereof.

(c) Upon the occurrence and during the continuance of a Priority Event, payments received by Lender, including but not limited to the proceeds of any Loans or Proceeds of the Revolving Loan Priority Collateral shall be applied in the following order:

(i) first, to the payment of in full of the Revolving Loan Senior Debt;

(ii) second, to the payment in full of the Second Supplemental Loan Debt;

(iii) third, to the payment in full of any other Obligations (other than the Second Supplemental Loan Debt, the Third Supplemental Loan or the Early Termination Fee) not already satisfied in subsection (c)(i) above;

(iv) fourth, to the payment in full of the fee set forth in Section 2.1.3(e) hereof to the extent legally permissible;

(v) fifth, to the payment in full of all interest due in respect of the Third Supplemental Loan to the extent legally permissible;

(vi) sixth, to the payment in full of the Early Termination Fee to the extent payable under Section 12.1(c); and

(vii) seventh, to the payment in full of all of the Obligations arising from the Third Supplemental Loan not already satisfied in subsection (c)(iv) and (v) above, to the extent legally permissible.

(d) Upon the occurrence and during the continuance of a Priority Event, payments received by Lender, including but not limited to the proceeds of any Loans or Proceeds of the Second Supplemental Loan Priority Collateral shall be applied in the following order:

(i) first, to the Enforcement Expenses incurred solely for the protection or realization with respect to the Liquidation of the Second Supplemental Loan Priority Collateral;

(ii) second, to the payment in full of the Second Supplemental Loan Debt;

(iii) third, to the payment in full of any other Obligations (other than the Obligations arising from the Second Supplemental Loan Debt, the Third Supplemental Loan and the Early Termination Fee);

(iv) fourth, to the payment in full of the fee set forth in Section 2.1.3(e) hereof to the extent legally permissible;

(v) fifth, to the payment in full of all interest due in respect of the Third Supplemental Loan to the extent legally permissible;

(vi) sixth, to the payment in full of the Early Termination Fee to the extent payable under Section 12.1(c); and

(vii) seventh, to the payment in full of all of the Obligations arising from the Third Supplemental Loan not already satisfied in subsection (d)(iv) and (v) above, to the extent legally permissible.”

(iii) Section 6.4 shall be amended such that the remaining portion of this Section shall be deemed to be subsection (e).

(e) Appraisals. Notwithstanding anything to the contrary set forth in Section 7.3(d)(i) of the Loan Agreement, the appraisal as to the Inventory required to be conducted and delivered by Borrowers to Lender between October 1, 2003 and December 1, 2003 shall be not be commenced before November 17, 2003; provided, that, no other modification or amendment to such section shall be deemed to be made by virtue of the foregoing.

(f) Financial Statements and Other Information. Section 9.6 of the Loan Agreement is hereby amended to add a new subsection (e) on to the end thereof as follows:

“(e) Borrowers shall within three (3) Business Days of the end of each week provide Lender and Participant with weekly reports detailing Inventory received in such prior week by category.”

(g) Loans, Investments, Guarantees, Etc. Section 9.10(e) of the Loan Agreement is hereby amended to delete the reference to “$4,000,000” in such section and to replace it with “$6,500,000”.

(h) Transactions with Affiliates. Section 9.12 of the Loan Agreement is hereby amended to add a new subsection (iv) to the end of Section 9.12(a) as follows:

“or (iv) the issuance by One Price to Third Supplemental Loan Junior Participant of the New Warrant (as in effect on the date of Amendment No. 17), or”

(i) Events of Default. In addition to the Events of Default set forth in the Loan Agreement and the other Financing Agreements, the occurrence of any of the following shall also constitute an Event of Default:

(i) the Sun Capital Junior Participation Agreement shall cease to be in full force and effect (except for termination thereof in accordance with its terms) or Third Supplemental Loan Junior Participant or, any Borrower, Obligor shall contest the validity thereof, or

(ii) Third Supplemental Loan Junior Participant shall fail to honor any demand for payment thereunder in accordance with its terms, or deny it has any further liability or obligation thereunder or shall revoke, terminate or purport to revoke or terminate the Sun Capital Junior Participation Agreement.

(j) Term. Each reference to “the date hereof” in the chart in Section 12.1(c) of the Loan Agreement is hereby deleted and replaced with “the date of Amendment No. 16”.

3. Conditions Precedent. The effectiveness of the amendments set forth herein are further conditioned upon the satisfaction of each of the following conditions precedent in a manner satisfactory to Lender:

(a) No Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred;

(b) Lender shall have received a true and correct copy of any consent, waiver or approval to or of this Amendment and the New Warrant, which any Borrower or One Price VI is required to obtain from any other Person, and each such consent, approval or waiver shall be in form and substance satisfactory to Lender;

(c) Lender shall have received copies of the New Warrant, duly authorized, executed and delivered by One Price, in form and substance satisfactory to Lender, and the New Warrant shall not provide, among other things, that, (i) Borrowers shall be required to pay any cash dividends or repurchase or redeem the Capital Stock which may be issued pursuant to the New Warrant or make any other payments in respect thereof, except as otherwise permitted in Section 9.11 of the Loan Agreement, and (ii) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall include any terms that include any limitation on the right of any Borrower to request or receive Loans or Letter of Credit Accommodations or the right of any Borrower and Guarantor to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or affect the arrangements of Borrowers and Guarantors with Lender or are more restrictive or burdensome to any Borrower or Guarantor than the terms of any Capital Stock in effect on the date hereof;

(d) Lender shall have received the Amendment No. 2 to the Amended and Restated Participation Agreement [Second Supplemental Loan] and Consent, duly authorized and delivered by Enhanced Retail Funding, LLC, in form and substance satisfactory to Lender;

(e) Lender shall have received an original of the Sun Capital Junior Participation Agreement, duly authorized, executed and delivered by Third Supplemental Loan Junior Participant, in form and substance satisfactory to Lender;

(f) Lender shall have received $5,000,000 in cash or other immediately available funds from Third Supplemental Loan Junior Participant in respect of the purchase price for the junior participation interest in the Third Supplemental Loan sold by Lender to Third Supplemental Loan Junior Participant pursuant to the terms of the Sun Capital Junior Participation Agreement; and

(g) Lender shall have received an original of this Amendment, duly authorized, executed and delivered by each Borrower and One Price VI.

4. Additional Representations, Warranties and Covenants. Each Borrower represents, warrants and covenants with and to Lender as follows, which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof, and the truth and accuracy of, or compliance with each, together with the representations, warranties and covenants in the other Financing Agreements, being a continuing condition of the making of Loans by Lender to Borrower:

(a) All of the representations and warranties set forth in the Loan Agreement and the other Financing Agreements, each as amended hereby, are true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

(b) No Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred as of the date of this Amendment (after giving effect to the amendments to the Financing Agreements made by this Amendment).

(c) Each of the Amendment and the New Warrant has been duly executed and delivered by each Borrower, as applicable, and each is in full force and effect as of the date hereof and the agreements and obligations of each Borrower contained herein and therein constitute legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their respective terms.

(d) None of the transactions contemplated by this Amendment and the New Warrant violate or will violate any applicable law or regulation, or do or will give rise to a default or breach under any agreement to which any Borrower or One Price VI is a party or by which any of their property is bound.

(e) Borrowers have delivered true, correct and complete copies of any and all consents, waivers or approvals to or of this Amendment and the New Warrant, which any Borrower or One Price VI is required to obtain from any other Person.

5. Additional Items to Be Delivered. Borrowers agree that, in addition to all other terms, conditions and provisions set forth in the other Financing Agreements, Borrowers shall deliver or cause to be delivered to Lender, the following, in form and substance satisfactory to Lender and Participant, as soon as possible, but in any event, by no later than the dates listed below:

(a) within twenty-one (21) days of the date hereof, projections for Borrowers for the period through June 30, 2004 which show the impact of the Third Supplemental Loan and which are in the form of the projections previously provided by Borrowers to Lender, and

(b) by the later of: (i) December 5, 2003 or (ii) twenty (20) days after receipt by Borrowers of an initial draft of the following, an Amended and Restated Loan and Security Agreement by and among Borrowers, One Price VI, certain financial institutions (including without limitation, Lender, Enhanced Retail Funding LLC, in its capacity as a lender with respect to the Second Supplemental Loans and an affiliate of Sun Capital (acceptable to Lender), in its capacity as a lender with respect to the Third Supplemental Loan) and Congress Financial Corporation in its capacity as agent for the above lenders and such other amended and restated Financing Agreements or related deliveries as Lender may request.

6. Miscellaneous.

(a) Additional Events of Default. The parties hereto acknowledge, confirm and agree that the failure of Borrowers or One Price VI to comply with any of the covenants, conditions and agreements contained herein shall constitute an Event of Default under the Financing Agreements.

(b) Entire Agreement; Ratification and Confirmation of the Financing Agreements. This Amendment contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous term sheets, proposals, discussions, negotiations, correspondence, commitments and communications between or among the parties concerning the subject matter hereof. This Amendment may not be modified or any provision waived, except in writing signed by the party against whom such modification or waiver is sought to be enforced. Except for those provisions specifically modified or waived pursuant hereto, the Financing Agreements are hereby ratified, restated and confirmed by the parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Amendment and the Financing Agreements, the terms of this Amendment shall control.

(c) Governing Law. This Amendment and the rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the internal laws of the State of Georgia but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of Georgia.

(d) Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

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(e) Counterparts. This Amendment may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

By the signature hereto of each of their duly authorized officers, all of the parties hereto mutually covenant and agree as set forth herein.

Very truly yours, CONGRESS FINANCIAL CORPORATION (SOUTHERN)

By:	/s/ Barry M. Dolin

Title:	Vice President

AGREED AND ACCEPTED: ONE PRICE CLOTHING STORES, INC.

By:	/s/ C. Burt Duren

Title:	Senior Vice President and Chief Financial Officer

ONE PRICE CLOTHING OF PUERTO RICO, INC.

By:	/s/ C. Burt Duren

Title:	Vice President—Finance and Treasurer

CONSENTED TO AND AGREED: ONE PRICE CLOTHING—U.S. VIRGIN ISLANDS, INC.

By:	/s/ C. Burt Duren

Title:	Vice President—Finance and Treasurer